Exhibit 99.1

Randall Dearth Named Chairman Elect of Calgon Carbon Corporation

PITTSBURGH--(BUSINESS WIRE)--February 18, 2014--Calgon Carbon (NYSE: CCC) announced that the Company’s Board of Directors has named Randall S. Dearth Chairman of Calgon Carbon Corporation’s Board of Directors, effective May 1, 2014. Mr. Dearth will replace Seth Schofield whose retirement had been previously announced. Mr. Schofield will continue to serve as Chairman until May 1 and as a Member of the Board until the Company’s Annual Meeting of Stockholders on May 7, 2014. The Company also announced that its Board of Directors will appoint a Lead Director prior to May 1, 2014.

Randy joined Calgon Carbon in August 2012 as President and Chief Executive Officer of Calgon Carbon, following eight years as President and Chief Executive Officer of LANXESS Corporation, an international chemical manufacturer. He also served as a member of Calgon Carbon’s Board of Directors since 2007.

Commenting on the announcement, Mr. Schofield said, “During his time on the Board and most recently as CEO of Calgon Carbon, Randy has demonstrated outstanding leadership in developing and implementing initiatives, including a global cost improvement program, that have had a significant, positive impact on Calgon Carbon’s financial performance. The Board is confident that he will be equally successful in his new role as Chairman.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, Vice President – Investor Relations and Communications, 412-787-6795
ggerono@calgoncarbon-us.com